UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUCAMPO PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2011
__________

On or about April 12, 2011, Sucampo Pharmaceuticals, Inc. (the “Company”) furnished or otherwise made available to shareholders its proxy statement (the “Proxy Statement”) describing the matters to be voted upon at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 a.m. Eastern Daylight Time (EDT) on Tuesday, May 24, 2011, at the Hyatt Regency Bethesda, One Bethesda Metro Center, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, USA. This supplement (this “Supplement”) revises the Proxy Statement and should be read in conjunction with it. This Supplement is first being furnished or otherwise made available to shareholders on or about April 30, 2011. All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

We are considered a Controlled Company under applicable rules of the Nasdaq Global Market.  Under these rules a Controlled Company is a company in which more than 50% of the voting power for the election of directors in held by an individual, group or another company.  Dr. Ryuji Ueno and Dr. Sachiko Kuno directly and through companies they control collectively own more than 50% of the voting power of our outstanding stock entitled to elect directors.  In general, a Controlled Company does not have to have a majority of independent directors on the Board of Directors, nor independent directors determining executive compensation or selecting nominees to serve as directors.  Even though we are not required to comply with the corporate governance rules concerning independent directors, we have nonetheless established corporate governance policies by which we do comply with these rules.

Furthermore, our board of directors is currently authorized to have eight members and we currently have seven members, each with terms expiring at the 2011 annual meeting.  Our board of directors, based on the recommendation of our nominating and corporate governance committee, nominated seven candidates for election at the 2011 annual meeting.  Accordingly, we will have one vacancy on our board of directors following the 2011 annual meeting.  Our nominating and corporate governance committee does not intend at this time to seek a qualified candidate to fill the vacancy on our board of directors.  Our nominating and corporate governance committee currently believes that the Board has sufficient diverse expertise for proper oversight of the Company and that the additional expense of adding another director at this time is not warranted.

            At the 2011 annual meeting, shareholders will have an opportunity to vote for the seven nominees for director listed below. The persons named in the enclosed proxy card will vote to elect these seven nominees as directors, unless you withhold authority to vote for the election of any or all of these nominees by marking the proxy card to that effect.  Each of the nominees has indicated his or her willingness to serve, if elected.  However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Voting of Proxies

If you have already voted your shares and do not wish to change your vote, no further action is necessary. You do not need to submit a new proxy card unless you wish to change your vote.  All validly executed proxy cards or votes cast via telephone or the internet at any time (either prior to or after the date hereof) indicating a vote for, withhold all or withhold for some directors will be deemed to constitute a valid vote for, withhold all or withhold for some directors.
If you have already voted your shares and you wish to change your vote on any matter, you may revoke your proxy before it is voted at the Annual Meeting by delivering written notice to the Company’s secretary, Thomas J. Knapp, at the Company’s principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the Annual Meeting.   If your shares are held in a bank or brokerage account in the United States, or if you are registered directly with the Company as the record holder of your shares, you may be eligible to vote your proxy electronically or by telephone. Please refer to Proxy Statement for additional information and instructions.  ALL SHAREHOLDERS WHO HAVE NOT YET VOTED OR WHO WISH TO CHANGE THEIR VOTE ARE URGED TO RETURN THE PREVIOUSLY PROVIDED PROXY CARD OR OTHERWISE VOTE THEIR SHARES IN THE MANNER DESCRIBED ABOVE AS SOON AS POSSIBLE.

We thank you on behalf of the Board of Directors. Should you have any questions, please feel free to contact our Investor Relations department at 301-961-3400.

By Order of the Board of Directors, Thomas J. Knapp Corporate Secretary

Bethesda, Maryland
May 6, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting to Be Held on May 24, 2011:

The Proxy Statement and this Supplement are available on the Company’s website at

http://investor.proxy.sucampo.com.